As filed with the Securities and Exchange Commission on May 13, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOEWS CORPORATION

(Exact Name of Registrant as Specified In Its Charter)

Delaware	13-2646102
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, New York, NY	10019-2714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 521-2000

Loews Corporation 2025 Incentive Compensation Plan
(Full Title of the Plan)

Marc A. Alpert, Esq.
Senior Vice President, General Counsel and Secretary
9 West 57th Street
New York, New York 10019-2714
(Name and Address of Agent of Service)
(212) 521-2000

With a copy to:
Robert W. Downes
Marc Trevino
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	□
Non-accelerated filer	□	Smaller reporting company	□
		Emerging Growth Company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Loews Corporation (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable under the Loews Corporation 2025 Incentive Compensation Plan (the “2025 Plan”), which was approved by the Company’s shareholders on May 13, 2025 (the “Effective Date”), (ii) up to 1,773,495 shares of Common Stock which were subject to outstanding awards under the Company’s 2016 Incentive Compensation Plan (the “Prior Plan”) as of the Effective Date (the “Outstanding Shares”) and (iii) pursuant to Rule 416 under the Securities Act, any additional shares of Common Stock that become issuable under the 2025 Plan by reason of any stock dividend, stock split, extraordinary cash dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event. The Outstanding Shares will be available for future grants under the 2025 Plan to the extent that, on or after the Effective Date, such awards under the Prior Plan are forfeited (including as a result of the termination or expiration prior to the exercise or vesting of any awards under the Prior Plan).

Concurrently herewith, the Company is filing a post-effective amendment to the Company’s registration statement on Form S-8 (No. 333-211278) to deregister the 3,779,973 shares of Common Stock that were previously authorized for issuance under the Prior Plan and that, as of the Effective Date, have not been, and will not be, issued and sold under the Prior Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on February 18, 2025 and May 2, 2025; and

(d)	The description of the Company’s Common Stock, contained in Exhibit 4.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future filings that are deemed furnished and not filed.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court determines upon application that in light of all the circumstances indemnification should apply.

Article 8, Section 8.1 of the Company’s by-laws provides as follows: “The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “Covered Person”) who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom such Covered Person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, committee member, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability, loss and expense (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably suffered or incurred by such Covered Person in connection therewith. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.”

The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

In connection with an offering of the securities registered hereunder, the Company may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933.

Please also see the undertakings set out in response to Item 9 herein.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. Article Tenth of the Company’s Restated Certificate of Incorporation limits the liability of directors and officers to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1
Restated Certificate of Incorporation of Loews Corporation, as amended as of May 9, 2023, incorporated by reference to Exhibit 3.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

4.2	Loews Corporation By-Laws, as amended and restated as of November 8, 2022, incorporated by reference to Exhibit 3.02 to the Company’s Current Report on Form 8-K dated November 8, 2022.

4.3	Loews Corporation 2025 Incentive Compensation Plan incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2025.

5	Opinion of Sullivan & Cromwell LLP (filed herewith)

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

24	Power of Attorney (filed herewith)

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 13, 2025.

LOEWS CORPORATION
(Registrant)

By:	/s/ Marc A. Alpert
Marc A. Alpert
Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2025.

Name	Title or Position

*	President, Chief Executive Officer and Director
Benjamin J. Tisch	(principal executive officer)
*	Senior Vice President and Chief Financial Officer
Jane J. Wang	(principal financial officer)
*	Vice President, Chief Accounting Officer and Treasurer
Mark S. Schwartz	(principal accounting officer)
*	Director
Ann E. Berman
*	Director
Charles D. Davidson
*	Director
Charles M. Diker
*	Director
Paul J. Fribourg
*	Director
Walter L. Harris
*	Director
Jonathan C. Locker
*	Director
Susan P. Peters
*	Director
Alexander H. Tisch
*	Director
James S. Tisch

*By:	/s/ Marc A. Alpert
Marc A. Alpert
Attorney-in-Fact